Exhibit 99.1

Quotient Technology Names Christy Wyatt to Board of Directors

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--July 25, 2018--Quotient Technology (NYSE: QUOT) today announced that Christy Wyatt, President and CEO of Dtex Systems, has been appointed to its Board of Directors.

“We’re thrilled to have Christy join our Board of Directors,” said Mir Aamir, President and Chief Executive Officer of Quotient. “Christy’s deep experience in technology will prove invaluable as we continue to expand our digital solutions for our retail partners and CPG customers while enhancing our flagship consumer property, Coupons.com.”

“It’s an exciting time for retailers and CPG brands as they look to transform their businesses to compete in today’s environment,” said Christy Wyatt. “I look forward to bringing my experience in technology and mobile to Quotient as the company continues to innovate and stay in front of this large technological shift. I can’t think of a more exciting time to join Quotient’s board of directors.”

Prior to Dtex Systems, a behavior intelligence and insider threat detection security company, she served as President and CEO of Good Technology, a mobile security company that was acquired by Blackberry in 2015, and she has held leadership positions at Citigroup, Motorola, Apple, Palm and Sun Microsystems.

Inc. Magazine named her one of the Top 50 Women Entrepreneurs in America in 2015. She was also on the 2011 list of “Most Influential Women in Wireless” by FierceWireless.

In addition to Quotient, Wyatt serves on the boards for Centrify, a leading identity and access management solution provider and Abilities United, a nonprofit that works with individuals with developmental disabilities and their families.

Wyatt is Quotient’s eighth board member. The others are: Steven Boal, Mir Aamir, Jody Gessow, Steve Horowitz, Michelle McKenna, David Oppenheimer, and Scott Raskin.

For more information, email press@quotient.com.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is the leading digital promotions, media and analytics company using proprietary data to deliver personalized digital coupons and ads to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPG) brands and retailers. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe, the Shopmium mobile app. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. We operate Crisp Mobile, which creates mobile ads aimed at shoppers, and Ahalogy, a leading influencer marketing firm. Founded in 1998, Quotient is based in Mountain View, California, with offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, Quotient Retailer iQ, Shopmium and Ahalogy are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan, 650-396-8754
Vice President, Communications
press@quotient.com